                                    EXHIBIT 2

                            Stock Purchase Agreement

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 3rd day of January, 1997, between CalREIT Investors Limited Partnership, an Illinois limited partnership ("Buyer") and The Peregrine Real Estate Trust, a California business trust ("Seller").

                               W I T N E S S E T H

         WHEREAS, Seller owns 6,959,593 common shares of beneficial interest (the "Shares") of California Real Estate Investment Trust ("CalREIT");

         WHEREAS, the Shares represent approximately seventy-six percent (76%) of the outstanding common shares of beneficial interest of CalREIT;

         WHEREAS, Buyer has experience in the real estate industry and in the operation of REITs and has presented to Seller the Business Plan, which is intended, among other things, to increase value for all shareholders of CalREIT and which is contingent upon Buyer's purchase of the Shares; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares;

         NOW, THEREFORE, in consideration of the premises and of their mutual covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                    ARTICLE 1

         Section 1.1 Certain Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Exhibit 1.1 to this Agreement.

         Section 1.2 Agreement to Sell and to Purchase. On the terms and subject to the conditions of this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, at the Closing, the Shares.

                                    ARTICLE 2

                           PURCHASE PRICE AND PAYMENT

         Section 2.1 Purchase Price. In consideration for the Shares, upon the terms and subject to the conditions of this Agreement, Buyer shall pay to Seller the Purchase Price. The "Purchase Price" shall consist of Twenty Million Two Hundred Twenty-Two Thousand Eleven Dollars ($20,222,011) cash. Buyer shall pay the Purchase Price at the Closing by wire transfer of immediately available funds pursuant to written instructions of Seller attached as Exhibit 2.1 to this Agreement.

                                    ARTICLE 3
                                     CLOSING

         Section 3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place concurrent with the execution of this Agreement (the "Closing Date") in the offices of Farella Braun & Martel LLP, 235 Montgomery Street, 30th Floor, San Francisco, California 94104.

         Section 3.2 Seller's Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) A stock certificate or certificates representing all of the Shares, accompanied by a stock power or stock powers duly executed in blank with signature guarantees or duly executed instruments of transfer;

                  (b) A certificate of the Secretary of Seller dated as of the Closing Date certifying the resolutions of the Board of Trustees of Seller authorizing and approving this Agreement and the transactions contemplated by this Agreement;

                  (c) A receipt, executed by Seller, acknowledging receipt of the Purchase Price;

                  (d) An opinion of counsel to Seller, Farella Braun & Martel LLP, dated as of the Closing Date, reasonably satisfactory to Buyer, covering the matters set forth on Exhibit 3.2(d) attached to this Agreement; and .

                  (e) The resignation of each trustee of CalREIT who is also a trustee of Seller, executed in the form attached as Exhibit 3.2(e).

                  (f) The release of any pledge or security interest held by any lender of Seller with respect to the Shares.

         Section 3.3 Buyer's Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

                  (a) The Purchase Price;

                  (b) A certificate of the General Partner of Buyer dated as of the Closing Date certifying the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the transactions contemplated by this Agreement;

                  (c) A receipt, executed by Buyer, acknowledging receipt of the documents by which the Sellers sell, convey, assign, transfer and deliver the Shares to Buyer; and

                  (d) An opinion of counsel to Buyer, Rosenberg & Liebentritt, P.C., dated as of the Closing Date, reasonably satisfactory to Seller, covering the matters set forth on Exhibit 3.3(d) attached to this Agreement.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         Section 4.1 Trust Existence and Power. Seller is a business trust duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to enter into this Agreement and perform its obligations under this Agreement.

         Section 4.2 Trust Authorization. Seller's execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite trust action of Seller.

         Section 4.3 Binding Effect and Authority. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller.

         Section 4.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller's Declaration of Trust or the bylaws of Seller, or
(b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court or governmental or regulatory authority, (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller may be bound, except for defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller; provided, that the foregoing clauses (b), (c) and (d) shall not apply to requirements, defaults or violations which would not have a material adverse effect on the business, operations or financial condition of Seller.

         Section 4.5 Title to Shares. At the Closing, Seller will convey the Shares to Buyer free and clear of any and all Liens, except for restrictions on transfer pursuant to federal or applicable state securities laws.

         Section 4.6 Brokers' Fees. Except for the engagement of Dillon, Read, whose fees are the responsibility of Seller, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.7 No Distributions. Except for the distributions to Seller or its Affiliates contemplated in Exhibit 4.7 attached to this Agreement, since September 30, 1996, neither Seller nor any of its Affiliates has received any cash distributions or other payments from CalREIT.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         Section 5.1 Existence and Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, with full power and authority to enter into this Agreement and perform its obligations under this Agreement.

         Section 5.2 Authorization. Buyer's execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all requisite partnership action of Buyer.

         Section 5.3 Binding Effect. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer.

         Section 5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the [charter documents] of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court or governmental or regulatory authority; (c) to the best knowledge of Buyer, result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, except for defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (d) to the best knowledge of Buyer, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its assets; provided, that the foregoing clauses (b), (c) and (d) shall not apply to requirements, defaults or violations which would not have a material adverse effect on the business, operations or financial condition of Buyer.

         Section 5.5 Brokers' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of Seller's Affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 5.6 Investment. Buyer is acquiring the Shares for investment for its own account and not with a view to selling, distributing or transferring the Shares in violation of the registration requirements of the Act or applicable state securities laws. Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

         Section 5.7 Rule 144. Buyer acknowledges that, because they have not been registered under the Securities Act, the Shares constitute "restricted securities" under Rule 144 and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about CalREIT, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations (unless the sale is within the requirements of Rule 144(k)).

         Section 5.8 Investigation by Buyer. Buyer has conducted its own independent investigation, review and analysis of the business assets, financial condition, legal, litigation and REIT status and prospects of CalREIT ("Buyer's Investigation"). Buyer acknowledges that it has had full access to all documents, records, reports, tax returns, properties, personnel and other information relating to CalREIT that it has requested for purposes of Buyer's Investigation. In entering into this Agreement, Buyer has relied solely upon Buyer's Investigation, and Buyer acknowledges (a) that none of Seller, or any of its respective trustees, directors, officers, employees, agents, representatives, attorneys, advisers or shareholders, makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives, and (b) to the fullest extent permitted by law, that none of Seller, or any of its respective trustees, directors, officers, employees, agents, representatives, attorneys, advisers or shareholders, shall have any liability or responsibility to Buyer or any of its agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws) based upon any information provided or made available, or statements made, to Buyer or its agents or representatives, except for the specific representations and warranties of Seller set forth in Article 4 (Representations and Warranties of Seller) of this Agreement and the opinion of Seller's counsel covering the matters set forth in Exhibit 3.2(a).

         Section 5.9 Transfer of Shares to Buyer. Neither the transfer of the Shares to Buyer pursuant to the terms of this Agreement, nor the ownership of the Shares by Buyer immediately following the Closing, will jeopardize the qualification of CalREIT as a REIT.

         Section 5.10 Buyer's Business Plan. Buyer has delivered to Seller a true and complete copy of the Business Plan dated December 24, 1996 accompanied by written indications of interest from institutional investors regarding an investment pursuant to the Business Plan. Pursuant to the Business Plan, after the Closing Date, Buyer proposes to recapitalize and reorganize CalREIT to create a specialty finance company. Buyer (i) believes that the Business Plan (including any amendment, modification or successor plan for a specialty finance company adopted after the Closing Date by Buyer, Veqtor, CalREIT or their Affiliates in their good faith business judgment) is achievable and intends to carry out the Business Plan (as so amended, modified or succeeded) and (ii) represents that the Business Plan (as so amended, modified or succeeded) is intended, among other things, to increase the value of common shares of beneficial interest for all CalREIT shareholders.

         Section 5.11 Absence of Arrangements. Buyer represents that there are no understandings, undertakings or arrangements, explicit or implicit, relating to the transactions contemplated by this Agreement or otherwise, with any current member of the Board of Trustees or management of CalREIT, under which Buyer or any of its Affiliates would provide (or consent to or cause CalREIT to provide) any such member with salary, commissions, fees, stock options or other compensation upon or following consummation of the transactions contemplated by this

Agreement. Buyer further represents that Frank Morrow will not continue in his role as an officer and director of CalREIT following the next succeeding shareholders' meeting, and will not be engaged as an officer, director or consultant of CalREIT or its Affiliates, after the date of such meeting.

                                    ARTICLE 6
                                     GENERAL

         Section 6.1 Survival Beyond Closing. Notwithstanding any other provision of this Agreement, the representations, warranties and covenants made by Seller and Buyer in this Agreement, and the provisions of this Article 6, shall survive the Closing.

         Section 6.2 Binding Effect; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of Seller and Buyer. Neither Seller nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party to this Agreement.

         Section 6.3 Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts entered into and to be performed in California.

         Section 6.4 Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, telecopied or sent by recognized overnight delivery service, and shall be deemed given and effective when so delivered personally, telecopied or received, as follows:

         (a)      If to Buyer:

                                    CalREIT Investors Limited Partnership
                                    c/o Equity Group Investments, Inc.
                                    2 North Riverside Plaza, 6th Floor
                                    Chicago, Illinois 60606
                                    Attention:  Gary R. Garrabrant

                           with a copy to:

                                    Rosenberg & Liebentritt, P.C.
                                    2 North Riverside Plaza, 15th Floor
                                    Chicago, Illinois 60606
                                    Attention:  Alisa M. Singer

                  (b)      If to Seller:

                                    The Peregrine Real Estate Trust
                                    1300 Ethan Way, Suite 200
                                    Sacramento, California  95825-1211
                                    Telecopier:  (916) 929-1122
                                    Attention:   Joseph M. Mock, President

                           with a copy to:

                                    Farella Braun & Martel LLP
                                    235 Montgomery Street, 30th Floor
                                    San Francisco, California  94104
                                    Telecopier:  (415) 954-4480
                                    Attention:   Morgan P. Guenther, Esq.

         Any party may change its address or telecopier number by prior written notice to the other party.

         Section 6.5 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

         Section 6.6 Expenses. Buyer and Seller shall pay their own respective expenses, costs and fees (including, without limitation, attorney and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         Section 6.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding of Seller and Buyer with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.

         Section 6.8 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any such term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

         Section 6.9 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

         Section 6.10 Attorney's Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees, witness fees, and other costs incurred in such action or proceeding, in addition to any other relief to which the party may be entitled.

         Section 6.11 No Liability of Seller's Shareholders. Buyer acknowledges that the shareholders of Seller are not personally liable for Seller's obligations under this Agreement.

         Section 6.12 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any third party any rights or remedies under or by reason of this Agreement, except as expressly set forth in this Agreement.

         Section 6.13 Covenants Not-to-Sue

                  (a) Seller hereby covenants and agrees not to assert, directly or indirectly, any claim, action, suit or proceeding of any nature (collectively, "Claim") against CalREIT, Buyer or Buyer's agents, officers, directors, shareholders, partners or Affiliates with respect to or arising out of the matters which are the subject of the litigation entitled MDC REIT Holdings LLC v. The Peregrine Real Estate Investment Trust, filed in San Francisco County Superior Court as case no. 983525 (the "Litigation"). Buyer hereby covenants and agrees not to assert, directly or indirectly, any Claim against Seller or Seller's agents, officers, trustees, shareholders, partners or Affiliates with respect to or arising out of the matters which are the subject of the Litigation.

                  (b) As a material inducement to and in conjunction with the foregoing covenants, Buyer represents and warrants to Seller that neither Buyer nor its respective agents, officers, directors, shareholders, partners or Affiliates received from Seller, or its agents, officers, trustees, shareholders, partners or Affiliates, any confidential or proprietary information of any sort related to MDC REIT Holdings LLC ("MDC REIT") including but not limited to the business plan prepared by or on behalf of MDC REIT in connection with its proposed purchase of the Shares.

         IN WITNESS WHEREOF, each of Seller and Buyer have executed this Agreement as of the day and year first above written.

BUYER: CalREIT Investors Limited Partnership, an Illinois limited partnership

                             By:     /s/ Donald Liebentritt
                                     ----------------------------------
                             Name:       Donald Liebentritt
                                     ----------------------------------
                             Title:      Vice President
                                     ----------------------------------
                                         Zell General Partnership, Inc.
                                     ----------------------------------

SELLER: The Peregrine Real Estate Trust, a California business trust

                             By:     /s/ Joseph M. Mock
                                     ---------------------------------
                             Name:       Joseph M. Mock
                                     ---------------------------------
                             Title:      President and CEO
                                     ---------------------------------

                                   EXHIBIT 1.1

                              Certain Defined Terms

         "Act" means the Securities Act of 1933, as amended.

         "Affiliate" means an entity controlling, controlled by or under common control with, a party and any agent, representative, attorney, successor, assign, employee, trustee, officer, director and shareholder of such party or such entity.

         "Agreement" has the meaning ascribed to it in the preamble to this Agreement.

         "Business Plan" means the business plan for CalREIT developed by Buyer for implementation after the Closing Date, as summarized in the document dated December 24, 1996 from Equity Group Investments, Inc. and Victor Capital Group, L.P. entitled "Presentation to the Board of Directors of California Real Estate Investment Trust and The Special Committee of The Peregrine Real Estate Trust."

         "Buyer" has the meaning ascribed to it in the preamble to this Agreement.

         "Buyer's Investigation" has the meaning ascribed to it in Section 5.8 of this Agreement.

         "CalREIT" has the meaning ascribed to it in the Recitals to this Agreement.

         "Closing" has the meaning ascribed to it in Section 3.1 of this Agreement.

         "Closing Date" has the meaning ascribed to it in Section 3.1 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Liens" means any assignment, pledge, lien, security interest or other charge or encumbrance or interest in or upon property or rights.

         "Purchase Price" has the meaning ascribed to it in Section 2.1 of this Agreement.

         "REIT" means a "real estate investment trust" as defined in Section 856 of the Code.

         "Rule 144" means Rule 144 promulgated under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning ascribed to it in the preamble to this Agreement.

         "Seller's Declaration of Trust" means the Restated Declaration of Trust of Seller, dated as of October 7, 1994.

         "Shares" has the meaning ascribed to it in the Recitals to this Agreement.

         "Veqtor" means Veqtor Investment Company, LLC, a limited liability company proposed to be formed and capitalized by Equity Group Investments, Inc. and Victor Capital Group, L.P.

                            EXHIBIT 2.1 - Page 1 Of 3

      Amounts to be wired upon closing of sale of Peregrine's CalREIT stock to CalREIT Investors Limited Partnerships

              The Peregrine Real Estate Trust                                       $   4,591,478.93

              Gateway Recovery Trust                                                    1,331,721.34
              The Prudential Insurance Co. of America                                   1,269,199.20
              Gateway Recovery Trust                                                    1,561,490.15
              Pacific Mutual Life Insurance Company                                     4,162,410.69
              ORIX USA Corporation                                                        623,658.23
              Weyerhaeuser Co. Master Retirement Trust                                    601,775.48
              TCW Special Credits Fund IV                                               1,938,185.98
              TCW Special Credits Plus Fund                                             2,071,045.50
              TCW Special Credits Trust IV                                              1,670,903.88
              TCW Special Credits Trust IVA                                               400,141.62
                                                                                 -------------------

              Total                                                                 $  20,222,011.00




         1/1/97

                           EXHIBIT 2.1 - Page 2 of 3



THE PEREGRINE REAL ESTATE TRUST
  1300 ETHAN WAY, SUITE 200
  SACRAMENTO, CA 95825-2211

  FAX COVER SHEET

  DATE:         December 30, 1996             TIME:         10:29 p.m.

  TO:           Joe Paolucci, Esq.            PHONE:
                                              FAX:          312/454-0335

  FROM:         Joseph M. Mock                PHONE:        916/929-8244
                Ext. 11


                                              FAX:          916/929-1122

  RE:           Wiring Instructions

  CC:           Michael Rochman, Esq.

  NUMBER OF PAGES INCLUDING COVER SHEET: 1

  MESSAGE

  The account information for wiring funds into Peregrine's account is:

  The Peregrine Real Estate Trust

  Sumitomo Bank of California

  1800 Arden Way, Sacramento, CA 95818

  ABA # 121-002-04-2

  Account # 02501-8820-70

                            EXHIBIT 2.1 - Page 3 of 3

         Wiring Instruction for Peregrine's Senior Lenders

         Recipient                          Account No.                Financial Institution
         ---------                          -----------                ---------------------

         Gateway Recovery Trust            507-858220                  Chase Manhattan Bank/NYC
         (FKA:  The Prudential                                         A/C Name:  Gateway Recovery Trust
         Insurance Co. of America)                                     Collection A/C
                           8.52%                                       (ABA No: 021-000-021)
                                                                       "Attn:  Michael Morcom, Trustee"
                                                                       450 West 33rd Street
                                                                       "New York, NY  10001-2697"

         The Prudential Insurance          890-0304-944                Bank of New York (BONY)
         Co. of America                                                "New York, NY  "
                           8.12%                                       (ABA No.:  021-000-018)

         Gateway Recovery Trust            507-858220                  Chase Manhattan Bank/NYC
         (FKA:  Pruco Life Insurance Co.)                              A/C Name:  Gateway Recovery Trust
                           9.99%                                       Collection A/C
                                                                       (ABA No: 021-000-021)
                                                                       "Attn:  Michael Morcom, Trustee"
                                                                       450 West 33rd Street
                                                                       "New York, NY  10001-2697"

         Pacific Mutual Life               900-9-002206                Chase NYC
         Insurance Co.                                                 (ABA No. 021000021)
                           26.63%                                      Sub A/C = 47363300
                                                                       BNF = Funds Pending DNI/ABS
                                                                       BNK = Chase Manhattan Bank/SSTO
                                                                       Re:  Peregrine Real Estate Trust

         ORIX USA Corporation              0060890010                  ORIX USA Corporation
                           3.99%                                       "Sanwa Bank, Ltd."
                                                                       (ABA No:  026009823)

         Weyerhaeuser Company              400-0733                    Sanwa Bank California
         Mastered Retirement Trust                                     Trust Operation Center
                           3.85%                                       "Monterey Park, CA"
                                                                       (ABA No.:  122-003-516)
                                                                       A/C Name:  TCW Weyerhaeuser Co.

         TCW Special Credits               400-1127                    Sanwa Bank California
         Fund IV                                                       Trust Operation Center
                  12.40%                                               "Monterey Park, CA"
                                                                       (ABA No.:  122-003-516)
                                                                       A/C Name:  TCW
                                                                       Special Credits Fund IV

         TCW Special Credits               400-1130                    Sanwa Bank California
         Plus Fund                                                     Trust Operation Center
                           13.25%                                      "Monterey Park, CA"
                                                                       (ABA No.:  122-003-516)
                                                                       A/C Name:  TCW
                                                                       Special Credits Plus Fund

         TCW Special Credits               400-1131                    Sanwa Bank California
         Trust IV                                                      Trust Operation Center
                           10.69%                                      "Monterey Park, CA"
                                                                       (ABA No.:  122-003-516)
                                                                       A/C Name:  TCW
                                                                       Special Credits Trust IV

         TCW Special Credits               400-1180                    Sanwa Bank California
         Trust IVA                                                     Trust Operation Center
                           2.56%                                       "Monterey Park, CA"
                                                                       (ABA No.:  122-003-516)
                                                                       A/C Name:  TCW
                                                                       Special Credits Trust IVA

                                 EXHIBIT 3.2(d)

              Matters to be Covered in Opinion of Seller's Counsel

The opinion referenced in Section 3.2 will cover the following matters, subject to appropriate and customary qualifications:

 1. Seller is a business trust, duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to execute, deliver and perform its obligations under the Agreement.

 2. The Agreement has been duly authorized by all applicable trust action and is enforceable against Seller in accordance with its terms.

 3. Although Seller remains subject to the jurisdiction of the United States Bankruptcy Court for the Eastern District of California (the "Bankruptcy Court"), in the case captioned In re Commonwealth Equity Trust, case no 93-26727-C-11, to counsel's knowledge no Bankruptcy Court approval is required in connection with Seller's execution, delivery and performance under the Agreement.

 4. Neither the execution and delivery by Seller of the Agreement nor the performance of all obligations of Seller thereunder to be performed as of the date hereof, will violate the [listed] Organizational Documents of Seller or will constitute a material default under, or material violation or material breach of, the [listed] Material Agreements of Seller.

 5. To counsel's knowledge, upon Seller's receipt of the Purchase Price, Buyer shall receive the Shares free and clear of any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other liens created by Seller.

                                 EXHIBIT 3.2(e)

                           Form of Resignation Letter

When Recorded, Return To:

Michael Rochman, Esq.
Farella Braun & Martel LLP
Russ Building, 30th Floor
235 Montgomery Street
San Francisco, CA 94104

--------------------------------------------------------------------------




Board of Trustees

California Real Estate Investment Trust
131 Steuart Street, Suite 200
San Francisco, CA  94105

Re:      Resignation

         I hereby resign my office as Trustee of the California Real Estate Investment Trust ("CalREIT"), effective immediately. This resignation may be "filed for record" by you or by me in the manner contemplated by Section 8.4 of the CalREIT Declaration of Trust.

                                                     Sincerely,

                                                     -------------------------
                                                     John McMahan

DATED:  January ___, 1997

                          CERTIFICATE OF ACKNOWLEDGMENT

State of ________________________________________)
                                                 )
County of________________________________________)

On__________________________ before me,________________________________________

personally appeared____________________________________________________________

[ ] personally known to me, OR          [ ] proved to me on the basis of
                                            satisfactory evidence to the
                                            person(s) whose name(s) is/are
                                            subscribed to the within
                                            instrument and acknowledged to
                                            me that he/she/they executed
                                            the same in his/her/their
                                            authorized capacity(ies), and
                                            that by his/her/their
                                            signature(s) on the instrument
                                            the person(s), or the entity
                                            upon behalf of which the
                                            person(s) acted, executed the
                                            instrument.



                                            WITNESS my hand and official seal.

                                            Signature________________________

             EXHIBIT 3.3(d)

 Matters to be Covered in Opinion of Buyer's Counsel

The opinion referenced in Section 5.5 will cover the following matters, subject to appropriate and customary qualifications:

 1. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has full power and authority to execute, deliver and perform its obligations under the Agreement.

 2. The Agreement has been duly authorized by all necessary partnership action and is enforceable against Buyer in accordance with its terms.

 3. Neither the execution and delivery by Buyer of the Agreement nor the performance of all obligations of Buyer thereunder to be performed as of the date hereof will violate the [listed] Organizational Documents of Buyer or constitute a material default under, or material violation or material breach of, the [listed] Material Agreements of Buyer.

 4. Neither the transfer of the Shares to Buyer pursuant to the terms of the Stock Purchase Agreement, nor the ownership of such Shares by Buyer immediately after the Closing, will jeopardize the qualification of CalREIT as a REIT.

                            EXHIBIT 4.7 - Page 1 of 2

  Cash Distributions or Other Payments from CalREIT to Seller or Its Affiliates

The Peregrine Real Estate Trust
Transactions with CalREIT
January 1, 1997

           September '96 Overhead Allocation                                          $ 45,778.73
           October '96 Overhead Allocation                                              23,312.32
           November '96 Overhead Allocation                                              9,289.45   (1)
           December '96 Overhead Allocation (Estimated)                                  8,500.00   (1)
           Towncenter Reimbursement for Butler Services Allocations                        103.35
           24% of Severance to F. Morrow ($212,500 Total)                               51,000.00   (2)
           Purchase of Laptop Computer used by F. Morrow                                 1,938.00   (1)
           Reimbursement for 12/31/95 Audit Fees by C&L                                 17,000.00   (3)
                                                                                        ---------


           Subtotal                                                                    156,921.85
           Less Payments Received:

             September '96 Overhead Check #502159 Dated 11/13/96                       (45,778.73)
             October '96 Overhead Check #502202 Dated 12/11/96                         (23,312.32)
             Towncenter Reimbursement Check #502235 Dated 12/20/96                        (103.35)
                                                                                          -------


           Total Estimated Amount Due from CalREIT at 12/31/96                        $ 87,727.45
                                                                                      ===========



 NOTES: CalREIT to reimburse Peregrine for any services performed after 12/31/96. Peregrine to reimburse CalREIT 24% of any refunds received from the cancellation of the joint D&O Policy upon separation.

(1)  Paid by CalREIT Check #502241 dtd. 1/3/97
(2)  To be negotiated post closing
(3)  To be paid by Coopers & Lybrand

                            EXHIBIT 4.7 - Page 2 of 2

January 3, 1997

Mr. Joseph Mock
Chief Executive Officer
Peregrine Real Estate Trust
1300 Ethan Way, #200
Sacramento, CA  95825

Dear Joe:

Enclosed is CalREIT's check in the amount of $19,727.45 per your discussion of yesterday with Arnie Brown.

By this letter CalREIT agrees that the issue of reimbursment of Peregrine for FAMA severance payments shall be resolved post closing.

Sincerely,

/s/ Frank A. Morrow
-----------------------
Frank A. Morrow